As filed with the Securities and Exchange Commission on July 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-5098520
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

(Address of Principal Executive Offices, Zip Code)

Calumet, Inc. Amended and Restated Long-Term Incentive Plan

(Full title of the plan)

Gregory J. Morical

Senior Vice President, General Counsel & Secretary

2780 Waterfront Pkwy East Drive, Suite 200

Indianapolis, Indiana 46214

(317) 328-5660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Krista Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Telephone: (214) 698-3100

Facsimile: (214) 571-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 10, 2024, Calumet Specialty Products Partners, L.P. (the “Partnership”) converted (the “Conversion”) from a Delaware limited partnership to a Delaware corporation, Calumet, Inc. (the “Registrant” or “Calumet, Inc.”). In connection with the Conversion, the Registrant has assumed and amended and restated the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan, which in connection therewith was renamed the Calumet, Inc. Amended and Restated Long-Term Incentive Plan (the “Calumet, Inc. LTIP”). This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Calumet, Inc. to register 8,324,784 shares of common stock of Calumet, Inc., par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Calumet, Inc. LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have previously been filed by the Partnership or the Registrant (as successor registrant to the Partnership) with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the prospectus dated June 7, 2024, filed by the Registrant with the SEC on June  7, 2024 pursuant to Rule 424(b)(3) under the Securities Act, relating to the Registration Statement on Form S-4, as amended (Registration No. 333-277682), which contains the Partnership’s audited financial statements for the latest fiscal year for which such statements have been filed and the Registrant’s audited balance sheet as of January 8, 2024;

(b)	the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 29, 2024;

(c)	the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC on May 10, 2024;

(d)

the Partnership’s Current Reports on Form 8-K filed with the SEC on January 24, 2024, February 12, 2024, February 23, 2024, February 23, 2024, March 5, 2024, March 12, 2024, April 5, 2024, April 19, 2024, July 5, 2024 and July 10, 2024 (other than information furnished under Items 2.02 and 7.01);

(e)	the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2024 (other than information furnished under Items 2.02 and 7.01); and

(f)

the description of the Common Stock contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2024, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation limits the liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors or officers to the fullest extent permitted by the Delaware General Corporate Law (the “DGCL”) (as the same may be amended hereafter), except for liability that cannot be eliminated under the DGCL. Delaware law currently provides that directors and officers of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors or officers, except for liabilities (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in the case of directors, for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) in the case of officers, for any action by or in the right of the corporation. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal or modification. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition to the right to indemnification, the Registrant’s directors and officers shall, to the fullest extent permitted by law, also have the right to be paid by the Registrant the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition. Any person serving as a director or officer of a subsidiary of the Registrant shall be entitled to the rights of indemnification and to the advancement of expenses with respect to his or her service at such subsidiary; provided, however, that the advancement of expenses to any person who is not a director or officer of the Registrant shall be at the discretion of the Registrant. The Registrant’s amended and restated bylaws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Registrant intends to enter into indemnification agreements with each of its directors and officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Calumet, Inc. (incorporated by reference to Exhibit 3.1 to Calumet, Inc.’s Current Report on Form 8-K filed with the SEC on July 10, 2024.

4.2	Amended and Restated Bylaws of Calumet, Inc. (incorporated by reference to Exhibit 3.2 to Calumet, Inc.’s Current Report on Form 8-K filed with the SEC on July 10, 2024.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Calumet, Inc. Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Calumet, Inc.’s Current Report on Form 8-K filed with the SEC on July 10, 2024.

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 10, 2024.

CALUMET, INC.

By:	/s/ Todd Borgmann
Name:	Todd Borgmann
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Todd Borgmann, David A. Lunin and Gregory J. Morical, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Todd Borgmann Todd Borgmann	President and Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2024

/s/ David A. Lunin David A. Lunin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 10, 2024

/s/ Vincent Donargo Vincent Donargo	Chief Accounting Officer (Principal Accounting Officer)	July 10, 2024

/s/ Stephen P. Mawer Stephen P. Mawer	Chairman of the Board	July 10, 2024

/s/ James Carter James Carter	Director	July 10, 2024

/s/ Daniel Sajkowski Daniel Sajkowski	Director	July 10, 2024

/s/ Amy Schumacher Amy Schumacher	Director	July 10, 2024

/s/ Daniel Sheets Daniel Sheets	Director	July 10, 2024

/s/ Paul Raymond III Paul Raymond III	Director	July 10, 2024

/s/ Jennifer Straumins Jennifer Straumins	Director	July 10, 2024

/s/ John Boss John Boss	Director	July 10, 2024

/s/ Karen Twitchell Karen Twitchell	Director	July 10, 2024